Exhibit 99.1

Cerus Appoints Eric Bjerkholt to Board of Directors

CONCORD, CA, October 9, 2018 - Cerus Corporation (Nasdaq: CERS) today announced the appointment of Eric Bjerkholt to its Board of Directors. Mr. Bjerkholt currently serves as the chief financial officer of Aimmune Therapeutics, a San Francisco Bay Area biopharmaceutical company focused on the development of treatments to help protect people with food allergies. Mr. Bjerkholt brings over three decades of healthcare and biotech leadership experience to the Cerus Board, which has now been expanded to eight members.

“We are pleased to welcome Eric to Cerus’ Board of Directors,” said Daniel Swisher, Chair of the Board. “Eric is an accomplished healthcare executive with extensive experience in financial strategy, business development, and operations. Eric’s addition provides another valuable perspective on key factors that are critical to our future success.”

“Cerus is redefining blood safety and availability to the potential benefit of millions of patients around the globe,” said Mr. Bjerkholt. “It is an exciting time and I’m looking forward to working with the Company to achieve a new standard of care in transfusion medicine.”

Prior to joining Aimmune Therapeutics in 2017, Mr. Bjerkholt served as the chief financial officer of Sunesis Pharmaceuticals Inc., where, during his 13 years with the company, he oversaw all aspects of finance, business development, governance, and corporate relations. Prior to Sunesis, Mr. Bjerkholt was the chief financial officer of IntraBiotics Pharmaceuticals, Inc. and LifeSpring Nutrition, Inc. Mr. Bjerkholt began his healthcare career in investment banking at J.P. Morgan.

Mr. Bjerkholt currently serves on the board and is the chair of the audit committee of Corium International, Inc., a publicly traded, commercial stage biopharmaceutical company focused on the development of transdermal drug delivery products.

ABOUT CERUS

Cerus Corporation is a biomedical products company focused in the field of blood transfusion safety. The INTERCEPT Blood System is designed to reduce the risk of transfusion-transmitted infections by inactivating a broad range of pathogens such as viruses, bacteria and parasites that may be present in donated blood. The nucleic acid targeting mechanism of action of the INTERCEPT treatment is designed to inactivate established transfusion threats, such as hepatitis B and C, HIV, West Nile virus and bacteria, as well as emerging pathogens such as chikungunya, malaria and dengue. Cerus currently markets and sells the INTERCEPT Blood System for both platelets and plasma in the United States, Europe, the Commonwealth of Independent States, the Middle East and selected countries in other regions around the world. The INTERCEPT Red Blood Cell system is in clinical development. See http://www.cerus.com for information about Cerus.

Contact:

Tim Lee – Investor Relations Director

Cerus Corporation

925-288-6137

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